Exhibit 10.1

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., P.O. BOX 3001 LANCASTER, PA 17604 717.397.0611 www.armstrong.com
March 3, 2010
PERSONAL & CONFIDENTIAL
Thomas B. Mangas
Senior Vice President & CFO
Subject: New Employment Long-Term Incentive Equity Grants
Dear Tom:
This letter is to inform you that Armstrong’s Management Development and Compensation Committee (the Committee) granted you the following Long-Term Incentive Equity Grants effective March 2, 2010.

50,000	Stock Options
20,000	Time-Based Restricted Stock
The awards recognize the importance of your impact on Armstrong’s long-term success. They are subject to the terms of the 2006 Long-Term Incentive Plan and this grant letter.
Stock Options
Each Stock Option entitles you to purchase one share of AWI common stock at an exercise price equal to $34.13, the New York Stock Exchange closing price of AWI stock on March 2, 2010.
The options are non-statutory and have a ten-year term starting March 2, 2010. They will vest and become exercisable in three installments at two, three and four years as follows:16,666 shares on March 2, 2012; 16,667 shares on March 2, 2013; and 16,667 shares on March 2, 2014.
Time-Based Restricted Stock
Restrictions will lapse in three equal installments in two, three, and four years as follows: 6,666 shares on March 1, 2012; 6,667 shares on March 1, 2013; 6,667 shares on March 1, 2014. If AWI makes cash dividend payments during the restriction period, you will accrue an amount equal to the dividend payment in a non-interest bearing account. You will receive a cash payment for the accrued dividends when the restrictions lapse on the underlying Restricted Stock Award.
Shares of AWI stock will be distributed to you once the restriction period expires. The Company will use share tax withholding to satisfy your tax obligations unless you provide a payment to cover the taxes.
The Internal Revenue Code (Section 83(b)) provides the option to pay the federal income tax now rather than when the restrictions lapse. You should consult with your personal tax advisor on the merits and risks of making an 83(b) election.

Employment Events
The following chart outlines the provisions which apply to the grant for various employment events.

	Stock Options	Time-Based Restricted Stock
Voluntary resignation	Forfeit vested and unvested options	Forfeit unvested shares and accrued dividends

Retirement	Forfeit unvested options 5 years or expiration to exercise vested options	Forfeit unvested shares and accrued dividends

Involuntary termination	Forfeit unvested options 3 months or expiration to exercise vested options	Forfeit unvested shares and accrued dividends

Willful, deliberate or gross misconduct	Forfeit unvested and vested options	Forfeit shares and accrued dividends

Death	Accelerated vesting as long as death occurs after 12/31/10, otherwise forfeit 3 years or expiration (minimum 1 year from death) to exercise options	Accelerated vesting

Long-Term Disability	Accelerated vesting as long as disability occurs after 12/31/10, otherwise forfeit 3 years or expiration to exercise options	Accelerated vesting
Please contact Eileen Beck (ext. 4050) if you have questions.

Sincerely,
/s/ Jeffrey D. Nickel
Jeffrey D. Nickel
Senior Vice President, General Counsel & Secretary
Enclosure:
2006 Long-Term Incentive Plan

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